As filed with the Securities and Exchange Commission on January 21, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  SECURAC CORP.
             (Exact name of registrant as specified in its charter)

                        Nevada                          88-0210214
           (State or other jurisdiction of           (I.R.S. employer
            incorporation or organization)          identification no.)

                              2500, 520-5th Ave. SW
                         Calgary, Alberta Canada T2P 3R7
               (Address of principal executive offices) (Zip code)

                                  SECURAC CORP.
                            2004 INCENTIVE STOCK PLAN
                            (full title of the plan)

                            Mr. Paul J. Hookham, CFO
                            2500, 520-5th Avenue, SW
                         Calgary, Alberta Canada T2P 3R7
                     (Name and address of agent for service)

                                 (403) 225-0403
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

-------------------------- ----------------------------- -------------------------- ---------------------------- -------------------
Title of securities to         Amount to be registered       Proposed maximum       Proposed maximum aggregate        Amount of
be registered                                             offering price per unit         offering price          registration fee
-------------------------- ----------------------------- -------------------------- ---------------------------- -------------------
Common Stock ($.01 par
value per share)                6,343,288 shares (1)(2)           $1.425(3)                  $9,039,185               $1,063.91
-------------------------- ----------------------------- -------------------------- ---------------------------- -------------------

(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Represents shares of Common Stock reserved for issuance pursuant to awards under the registrant's 2004 Incentive Stock Plan (the "Plan"), calculated at 15% of the total number of shares of common stock outstanding as of the date hereof.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the average of the closing bid and ask prices as of January 18, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE

         As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. Documents containing the information specified in Part I will be delivered to participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

         The following documents or portions thereof, as filed with the Securities and Exchange Commission by the registrant, Securac Corp., a Nevada corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

         (1) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003;

         (2) the Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2004; and

         (3) the Registrant's Current Reports on Form 8-K filed on February 24, September 1, September 16 and October 25, 2004 and January 19, 2005 and Form 8-K/A filed on May 25, 2004 and January 19, 2005.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing such documents. Any statement contained herein or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

         Each holder of record of Common Stock of the Registrant shall be entitled to one vote for each share of Common Stock standing in his name on all matters submitted to a vote of stockholders. Holders of Common Stock, as such, have no preemptive rights and no special rights with respect to dividends. The par value of the Common Stock is $.01 per share.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

            Section 78.751 of the Nevada Revised Statutes, as amended, authorizes corporations to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the corporation if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

             Article Eight of the Company's Amended and Restated Articles of Incorporation, eliminates the personal liability of directors and officers to the Company and its stockholders for breach of fiduciary duty, except under certain circumstances.

            The Company may, from time to time, enter into indemnification agreements with its directors and officers pursuant to which the Company may agree to indemnify its directors and officers to the fullest extent provided by law, except under certain circumstances. The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.


Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this registration statement:

         Exhibit No.                          Document
         -----------                          --------

         4.1 2004 Incentive Stock Plan of the Registrant. (Incorporated by reference to the Registrant's Information Statement on
                  Schedule 14C filed on September 28, 2004)

         4.2 Article Fourth and Article Ninth of the Registrant's Amended and Restated Articles of Incorporation.

         4.3 Article Three of the By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB filed on January 4, 2002)

         5.1      Opinion of Eilenberg & Krause LLP.

         23.1     Consent of Eilenberg & Krause LLP. (Included in Exhibit 5.1).

         23.2     Consent of Chisholm, Bierwolf & Nilson LLC.

         24.1 Powers of Attorney. (Included on the signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, Canada, on January 19, 2005.

                                        SECURAC CORP.

                                        By: /s/ Terry W. Allen
                                            ----------------------
                                            Terry W. Allen, CEO


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Allen, Paul J. Hookham and Keith Moskowitz, acting singly, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                                    Date
         ---------                          -----                                    ----
/s/ Terry W. Allen                  CEO and Chairman of the Board               January 19, 2005
------------------
Terry W. Allen                      (principal executive officer)

/s/ Paul J. Hookham                 CFO, Treasurer, Secretary                   January 17, 2005
-------------------
Paul J. Hookham                     and Director (principal financial and
                                    accounting officer)

/s/ Bryce R. Mitchell               Director                                    January 17, 2005
---------------------
Bryce R. Mitchell

/s/ Kenneth Denich                  Director                                    January 17, 2005
------------------
Kenneth Denich


                                  EXHIBIT INDEX


  Exhibit No.                           Document
  -----------                           --------

         4.2 Article Fourth and Article Ninth of the Registrant's Amended and Restated Articles of Incorporation.

         5.1      Opinion of Eilenberg & Krause LLP.

         23.1     Consent of Eilenberg & Krause LLP. (Included in Exhibit 5.1)

         23.2     Consent of Chisholm, Bierwolf & Nilson LLC.

         24.1 Powers of Attorney. (Included on the signature page of this registration statement)